Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD-QUARTER 2011 RESULTS AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, November 10, 2011 — Kosmos Energy (NYSE: KOS) announced today financial results for the third quarter 2011. The Company generated net income attributable to common shareholders of $52 million in the third quarter of 2011, or $0.13 per basic and diluted share. This compares to a net loss attributable to common unit holders of $99 million for the same period in 2010.

Highlights for the third quarter 2011 include:

•                  Two Jubilee liftings totaling approximately 2 million barrels of oil, net to Kosmos

•                  EBITDAX1 of $191 million

•                  Grew total liquidity by over $115 million to nearly $1.1 billion

•                  Exploration discovery at Akasa on West Cape Three Points Block

•                  Successful Enyenra-3 appraisal well on Deepwater Tano Block

•                  Jubilee Unit participation interest increased as a result of expert redetermination

•                  Expanded exploration portfolio, with increase in offshore Morocco position to approximately 12 million gross acres

Third-quarter 2011 oil revenues were $230 million, or $115.50 per barrel sold. Production expense was $24 million, or $12.13 per barrel, and depletion and depreciation was $43 million, an average of $21.36 per barrel. Exploration expense for the third quarter 2011 was $11 million. General and administrative costs were $39 million, with over 50 percent related to non-cash items, primarily the Company’s long-term equity incentive compensation program. Interest expense was $17 million. The effective tax rate for the third quarter 2011 was 49 percent.

Cash and cash equivalents at the end of the third quarter 2011 was $656 million, with long-term debt of $1 billion. Total liquidity, including cash and cash equivalents and available borrowing under the debt facility, was nearly $1.1 billion.

Brian F. Maxted, President and Chief Executive Officer, commented, “Our results for the third quarter were very strong, supported by our oil liftings and continued robust Brent pricing. While production at Jubilee has not ramped up as quickly as planned, the ultimate resources recoverable from this giant field are unchanged, and we continue to be encouraged by its reservoir performance. We had a number of positives in our exploration and appraisal drilling programs for the quarter, with successes on both of our Ghana blocks, which continue to highlight the value upside of our Ghana assets. At the same time, we are further enhancing the Company’s portfolio of exploration opportunities, capturing substantial acreage offshore Morocco during the quarter.”

(more)

Jubilee Unit Redetermination

A redetermination of the Jubilee Unit tract participation interest was recently completed, resulting in an increase in Kosmos’ Unit interest. As determined by an independent expert analysis, a greater portion of the Jubilee field resources reside in the West Cape Three Points Block than was established under the original tract participations. The original tract participations in the Jubilee Unit were 50 percent for both the West Cape Three Points and Deepwater Tano Blocks. After expert analysis, the Unit interests have been changed to 54.37 percent for the West Cape Three Points Block and 45.63 percent for the Deepwater Tano Block. Accordingly, the Company’s Jubilee Unit interest increased to 24.08 percent from 23.51 percent.

Operational Update

Ghana

All of the Jubilee Phase 1 wells have been drilled, and current oil production is approximately 80,000 barrels per day. Identified completion issues require one of the producing wells to be sidetracked, as well as downhole remediation on certain other wells. Once these completion issues have been resolved, production is expected to continue ramping up toward the FPSO facility capacity. The J-7 production well is currently being sidetracked, with completion expected at the beginning of 2012. Additionally, the Phase 1A development, including five production and three injection wells, is being planned to commence drilling in 2012.

Kosmos is currently drilling the Teak-3 appraisal well on the West Cape Three Points Block, testing a potential updip stratigraphic extension of the discovery wells. Results at Teak-3 are expected by the end of November 2011. The Teak-4 appraisal well is scheduled to begin drilling late in the first quarter of 2012.

On the Deepwater Tano Block, Kosmos and its partners are currently redrilling the Enyenra-1 (previously known as Owo-1) discovery well, with plans to perform a drill stem test at that location. Immediately following operations at Enyenra-1, the Enyenra-4 appraisal well will be drilled over 4 miles downdip from Enyenra-2, on the south flank of the discovery. Results at Enyenra-4 are expected in the first quarter of 2012.

New Ventures Portfolio

Kosmos’ new ventures team is pursuing a number of opportunities to further enhance the Company’s exposure to new petroleum systems. Kosmos recently entered into a new petroleum agreement for the Essaouira Block offshore the Kingdom of Morocco. The Essaouira Block covers 2.9 million gross acres and is located north of the Company’s Foum Assaka Block. Both blocks are in the Agadir basin. Kosmos will be the operator of the Essaouira Block with a 37.5 percent working interest. As a result of the new agreement, Kosmos’ total acreage position offshore Morocco has grown to approximately 12 million gross acres. The Company is planning an approximately 5,000 square kilometer seismic shoot offshore Morocco on the Foum Assaka and Essaouira Blocks, targeted to begin before year-end 2011.

1 See “Supplemental Non-GAAP Financial Measures” below for a reconciliation of net income (loss) to EBITDAX.

Kosmos Hosts Conference Call and Webcast Today, November 10

Kosmos will host a conference call and webcast to discuss third-quarter 2011 financial and operating results today, November 10, 2011, at 10:00 a.m. Central time (11:00 a.m. Eastern time). Interested parties can access a live webcast on the Investors page of Kosmos’ website at www.kosmosenergy.com. The dial-in telephone number for participation in the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the conference call will be available on the Investors page of Kosmos’ website.

About Kosmos Energy

Kosmos Energy Ltd. is an international oil and gas exploration and production company focused on underexplored regions in Africa. The Company’s asset portfolio includes major discoveries and exploration prospects with significant hydrocarbon potential in several West African countries. Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  The Company’s estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although the Company believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to the Company. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings.  The Company’s SEC filings are available on the Company’s website at www.kosmosenergy.com.  Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:

Investor Relations

Brad Whitmarsh

+1.214.445.9772

bwhitmarsh@kosmosenergy.com

Kosmos Energy Ltd.

Consolidated Statement of Operations

(In thousands, except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues and other income:
Oil and gas revenue	$230,262	$—	$446,914	$—
Interest income	2,492	675	7,459	2,548
Other income	91	1,313	735	3,793
Total revenues and other income	232,845	1,988	455,108	6,341

Costs and expenses:
Oil and gas production	24,185	—	58,481	—
Exploration expenses, including dry holes	11,005	18,960	104,657	52,764
General and administrative	39,093	27,845	72,140	50,804
Depletion and depreciation	42,593	578	88,960	1,655
Amortization - deferred financing costs	2,194	7,644	13,999	20,555
Interest expense	16,581	19,146	55,239	45,645
Derivatives, net	(4,984)	10,339	5,250	15,310
Loss on extinguishment of debt	—	—	59,643	—
Doubtful accounts expense	—	—	(39,782)	—
Other expenses, net	(79)	31	(18)	20
Total costs and expenses	130,588	84,543	418,569	186,753

Income (loss) before income taxes	102,257	(82,555)	36,539	(180,412)
Income tax expense (benefit)	50,481	(6)	48,505	(174)

Net income (loss)	51,776	(82,549)	(11,966)	(180,238)

Accretion to redemption value of convertible preferred units	—	(16,661)	(24,442)	(48,602)

Net income (loss) attributable to common shareholders/unit holders	$51,776	$(99,210)	$(36,408)	$(228,840)

Net income (loss) per share attributable to common shareholders: Basic	$0.13
Diluted	$0.13
Pro forma basic			$(0.03)
Pro forma diluted			$(0.03)

Weighted average number of shares used to compute net income (loss) per share:
Basic	368,996
Diluted	369,341
Pro forma basic			349,792
Pro forma diluted			349,792

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$656,442	$100,415
Receivables, net	318,722	238,953
Other current assets	121,819	220,552
Total current assets	1,096,983	559,920

Property and equipment — net	1,131,006	998,000
Other noncurrent assets	62,838	133,615
Total assets	$2,290,827	$1,691,535

Liabilities and shareholders’ equity/unit holdings equity
Current liabilities:
Current maturities of long-term debt	$—	$245,000
Other current liabilities	268,656	237,057
Total current liabilities	268,656	482,057

Long-term liabilities:
Long-term debt	1,000,000	800,000
Deferred tax liability	12,513	12,513
Other noncurrent liabilities	44,957	32,870
Total long-term liabilities	1,057,470	845,383

Convertible preferred units	—	978,506

Total shareholders’ equity/unit holdings equity	964,701	(614,411)
Total liabilities, convertible preferred units and shareholders’ equity/unit holdings equity	$2,290,827	$1,691,535

Kosmos Energy Ltd.

Cash Flow Information

(in thousands, unaudited)

	Nine Months Ended
	September 30,
	2011	2010

Net cash provided by (used in) operating activities	$267,146	$(133,180)
Net cash used in investing activities	(194,027)	(451,164)
Net cash provided in financing activities	482,908	647,685
Net increase in cash and cash equivalents	556,027	63,341

Cash and cash equivalents at beginning of period	100,415	139,505
Cash and cash equivalents at end of period	$656,442	$202,846

Supplemental Non-GAAP Financial Measures

This release contains certain financial measures that are non-GAAP measures.  Kosmos Energy has provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

EBITDAX

Kosmos Energy defines EBITDAX as net income (loss) plus (1) depletion, depreciation and amortization expense, (2) exploration expense, (3) interest expense, (4) unrealized (gain) loss on commodity derivatives, (5) loss on extinguishment of debt, (6) doubtful accounts expense, (7) income tax expense (benefit), (8) equity-based compensation expense, and (9) similar items listed above that are presented in “Other”. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income (loss) because of its wide acceptance by the investment community as an indicator of a company’s ability to internally fund development and exploration activities, as it excludes the impact of significant non-cash items. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in Kosmos Energy’s financial statements prepared in accordance with GAAP (including the notes thereto), included in the Company’s SEC filings and posted on its website.

The following table provides a reconciliation of net income (loss) to EBITDAX for the three and nine months ended September 30, 2011 and 2010, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2011	2010	2011	2010

Net income (loss)	$51,776	$(82,549)	$(11,966)	$(180,238)

Depletion and depreciation	42,593	578	88,960	1,655
Amortization - deferred financing costs	2,194	7,644	13,999	20,555
Exploration expenses, including dry holes	11,005	18,960	104,657	52,764
Interest expense	16,581	19,146	55,239	45,645
Derivatives, net	(4,984)	10,339	5,250	15,310
Loss on extinguishment of debt	—	—	59,643	—
Doubtful accounts expense	—	—	(39,782)	—
Income tax expense (benefit)	50,481	(6)	48,505	(174)
Equity-based compensation	20,144	419	29,264	1,672
Other	916	(87)	1,939	(491)

EBITDAX	$190,706	$(25,556)	$355,708	$(43,302)